Exhibit 99.1

Trinity Capital Inc. Reports Third Quarter 2022 Financial Results

PHOENIX, (November 3, 2022 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN, TRINL) (“Trinity Capital” or the “Company”), a leading provider of diversified financial solutions to growth stage companies, today announced its financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•
Total investment income of $38.7 million, an increase of 77.5% year-over-year
•
Net investment income (“NII”) of $18.6 million, or $0.56 per share, an increase of 67.6% year-over-year
•
Aggregate debt and equity investment commitments of $128.1 million
•
Total gross investments funded of $94.2 million, comprised of $28.9 million across seven new portfolio companies and $65.3 million across 15 existing portfolio companies
•
15.4% Return on Average Equity “ROAE” (NII/Average Equity)
•
6.8% Return on Average Assets “ROAA” (NII/Average Assets)
•
Debt principal repayments of $79.9 million including $48.5 million from early repayments
•
Net asset value (“NAV”) per share decreased to $13.74 from $14.62 on June 30, 2022
•
Declared a dividend distribution of $0.60 per share, consisting of a regular dividend of $0.45 per share for the third quarter, an increase of 7.1% from Q2 2022, and a supplemental cash dividend of $0.15 per share.

Year-to-Date 2022 Highlights

•
Total investment income of $104.0 million, an increase of 77.5% year-over-year
•
Net investment income of $50.0 million, or $1.64 per share, an increase of 75.4% year-over-year
•
Total gross investments funded of $510.5 million, an increase of 41.5% year-over-year

“Trinity generated exceptional third quarter NII performance, far exceeding our core quarterly dividend, and reflecting the strength and scale of our portfolio,” said Steven Brown, Chairman and Chief Executive Officer of Trinity Capital. “We are executing against our strategy with the objective outlook needed in this challenging macro environment. Our fortified balance sheet and robust lending platform position us to deliver strategic financing to our existing portfolio companies while identifying the next generation of growth stage companies in which to invest. As we head into the fourth quarter of 2022, we will continue to utilize accretive, innovative growth levers to deploy capital and drive long-term shareholder value.”

Kyle Brown, President and Chief Investment Officer of Trinity Capital, added, “Our experienced management team and best-in-class financing solutions will allow us to capitalize on the current VC market and industry trends. Trinity continues to meet the evolving needs of the venture debt ecosystem and add value beyond the term sheet for our portfolio companies.”

Third Quarter 2022 Operating Results

For the three months ended September 30, 2022, total investment income was $38.7 million compared to $21.8 million for the quarter ended September 30, 2021. This represents an effective yield on the average debt investments at cost of 15.2% and 15.8% for the periods ended September 30, 2022, and 2021, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total expenses, excluding interest expense and excise tax expense, for the third quarter of 2022 were $10.1 million compared to $5.6 million during the third quarter of 2021. The increase was primarily attributable to increased employee headcount and higher professional fees. Interest expense for the third quarter of 2022 was $9.3 million compared to $5.1 million during the third quarter of 2021. The increase is primarily attributable to the increase in the weighted average borrowings outstanding during the quarter under our KeyBank Credit Facility and additional debt issuance of our 7% Notes due 2025 (“2025 Notes”).

Net investment income was approximately $18.6 million, or $0.56 per share based on 33.1 million basic weighted average shares outstanding for the third quarter of 2022, compared to $11.1 million or $0.42 per share for the third quarter of 2021 based on 26.6 million basic weighted average shares outstanding.

Third quarter 2022 net realized losses on investments were approximately $0.6 million compared to a net realized gain of $0.7 million during the third quarter of 2021.

Net unrealized depreciation was $30.0 million during the third quarter of 2022, compared to net unrealized appreciation of $15.4 million during the third quarter of 2021.

Third quarter 2022 net decrease in net assets resulting from operations was $12.0 million, or $(0.36) per share based on 33.1 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $27.2 million or $1.02 per share based on 26.6 million basic weighted average shares outstanding for the third quarter of 2021.

Trinity's higher weighted average share count for the third quarter of 2022 as compared to the third quarter of the prior year is primarily related to the 3.7 million shares of common stock issued in August 2022. The increase for the nine-month period in 2022 as compared to the same period in the prior year is the result of approximately 6.9 million shares of common stock issued in connection with overnight offerings in 2022, approximately 316,000 shares issued under the dividend reinvestment plan and ATM program and approximately 689,000 net shares issued in connection with restricted stock awards.

Net Asset Value

As of September 30, 2022, NAV per share decreased to $13.74, compared to $14.62 on June 30, 2022. The decrease in NAV was primarily the result of fair value adjustments on two portfolio companies and valuation adjustments due to market volatility and interest rate fluctuations. Total net assets at the end of the third quarter of 2022 increased by 5.3% to $482.5 million, compared to $458.3 million at the end of Q2 2022.

Portfolio and Investment Activity

As of September 30, 2022, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $1.04 billion and was comprised of approximately $751.2 million in secured loans, $246.0 million in equipment financings and $45.0 million in equity and warrants across 112 portfolio companies.

During the third quarter, the Company originated $128.1 million of total new commitments. Third quarter investments funded totaled approximately $94.2 million, which was comprised of $28.9 million of investments in seven new portfolio companies and approximately $65.3 million of investments in 15 existing portfolio companies. Investment fundings during the quarter for loans totaled $48.0 million, equipment financings totaled $44.6 million and warrants and equity investments totaled $1.6 million. The Company’s floating rate loans accounted for approximately 62.2% of its debt portfolio based on principal outstanding as of September 30, 2022 as compared to 64.4% as of June 30, 2022.

Proceeds received from repayments of the Company's debt investments during the third quarter totaled approximately $79.9 million, which included $48.5 million from early debt repayments from secured loans. The portfolio increased by $21.1 million or approximately 2.0% on a cost basis and decreased by $8.9 million or approximately 0.8% at fair value as compared to June 30, 2022.

As of the end of the third quarter, loans to four portfolio companies and one equipment finance borrower were on non-accrual status with a total fair value of approximately $13.9 million, or just 1.3% of the Company’s investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of September 30, 2022 and December 31, 2021 (dollars in thousands):

		September 30, 2022		December 31, 2021
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$92,008	9.2%	$84,785	11.5%
3.0 - 3.9	Strong Performance	320,087	32.1%	236,466	32.1%
2.0 - 2.9	Performing	537,260	53.9%	396,846	53.9%
1.6 - 1.9	Watch	38,484	3.9%	13,427	1.9%
1.0 - 1.5	Default/Workout	9,339	0.9%	4,444	0.6%
Total		$997,178	100.0%	$735,968	100.0%

As of September 30, 2022, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.9.

Secondary Offering

In August 2022, the Company closed an underwritten public offering of $55.0 million of its common stock at a public offering price of $15.33 per share. The offering was upsized from its announced offering of $50.0 million. In connection with the offering, the underwriters exercised their option in part to purchase additional shares of common stock resulting in additional net proceeds to the Company of $2.0 million.

Liquidity and Capital Resources

As of September 30, 2022, the Company had approximately $246.6 million in available liquidity, including $34.1 million in cash and cash equivalents. At the end of the period, the Company had $212.5 million in available borrowing capacity under its credit facility subject to existing terms, advance rates and regulatory and covenant requirements. During the quarter, the borrowing capacity under the credit facility with KeyBank was increased by $50.0 million to a total of $350.0 million with the addition of two new banks to the lending syndicate.

As of September 30, 2022, Trinity's leverage was approximately 118% as compared to 130% as of June 30, 2022. The decrease in the leverage ratio was primarily attributable to repayments on the credit facility partially offset by borrowings under the 2025 Notes.

Distributions

On September 15, 2022, the Company’s Board of Directors declared a dividend of $0.60 per share with respect to the quarter ended September 30, 2022, which was paid on October 14, 2022, to shareholders of record as of September 30, 2022. The Company’s Board of Directors previously expressed the intent to declare an equal supplemental cash dividend of $0.15 per share in the fourth quarter of 2022 for total supplemental cash dividends equal to $0.60 per share in 2022.

New Hire

On September 20, 2022, the Company announced the appointment of Lauren Cosentino as Managing Director, Life Sciences in the Research Triangle Park region of North Carolina. Ms. Cosentino, an established leader with over a decade of experience in the venture ecosystem, has been supporting venture capital-backed growth stage companies, primarily focused on the life sciences vertical.

Conference Call

Trinity Capital will hold a conference call to discuss its third quarter 2022 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, November 3, 2022.

To listen to the call, please dial (800) 245-3047 or (203) 518-9765 internationally, and reference Conference ID: TRINQ322 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 839-7410 or (402) 220-6067.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN and TRINL), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments including term loans, equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth stage companies. For more information, please visit the Company’s website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Managing Director, Marketing

Trinity Capital Inc.

ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $46,949 and $38,994, respectively)	$28,714	$32,214
Affiliate investments (cost of $28,718 and $41,609, respectively)	9,508	32,192
Non-control / Non-affiliate investments (cost of $1,012,060 and $717,253, respectively)	1,003,953	809,064
Total investments (cost of $1,087,727 and $797,856, respectively)	1,042,175	873,470
Cash and cash equivalents	34,141	31,685
Restricted cash	—	15,057
Interest receivable	8,899	5,551
Deferred credit facility costs	3,092	2,308
Other assets	8,442	9,047
Total assets	$1,096,749	$937,118

LIABILITIES
2025 Notes, net of $4,426 and $3,616, respectively, of unamortized deferred financing costs	$178,074	$121,384
KeyBank Credit Facility	137,500	81,000
August 2026 Notes, net of $2,247 and $2,679, respectively, of unamortized deferred financing costs	122,753	122,321
December 2026 Notes, net of $1,567 and $1,842, respectively, of unamortized deferred financing costs	73,433	73,158
Convertible Notes, net of $2,042 and $2,515, respectively, of unamortized deferred financing costs and discount	47,958	47,485
Credit Suisse Credit Facility	—	10,000
Distribution payable	21,073	9,803
Security deposits	14,903	10,840
Accounts payable, accrued expenses and other liabilities	18,591	14,594
Total liabilities	614,285	490,585

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 35,122,433 and 27,229,541 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	35	27
Paid-in capital in excess of par	487,655	368,609
Distributable earnings/(accumulated loss)	(5,226)	77,897
Total net assets	482,464	446,533
Total liabilities and net assets	$1,096,749	$937,118
NET ASSET VALUE PER SHARE	$13.74	$16.40

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
INVESTMENT INCOME:
Interest income:
Control investments	$1,239	$1,288	$4,235	$3,860
Affiliate investments	—	273	862	1,155
Non-Control / Non-Affiliate investments	35,915	19,098	92,974	50,103
Total interest income	37,154	20,659	98,071	55,118
Fee income:
Non-Control / Non-Affiliate investments	1,535	1,131	5,921	3,468
Total fee income	1,535	1,131	5,921	3,468
Total investment income	38,689	21,790	103,992	58,586

EXPENSES:
Interest expense and other debt financing costs	9,306	5,112	23,864	14,153
Compensation and benefits	7,315	3,677	20,647	11,043
Professional fees	1,261	762	2,984	1,979
General and administrative	1,520	1,116	4,555	2,955
Total expenses	19,402	10,667	52,050	30,130

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	19,287	11,123	51,942	28,456

Excise tax expense	657	—	1,987	—

NET INVESTMENT INCOME	18,630	11,123	49,955	28,456

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	(105)	(2,725)	(333)	(2,725)
Affiliate investments	(608)	—	(10,241)	1,491
Non-Control / Non-Affiliate investments	111	3,391	52,999	6,490
Net realized gain/(loss) from investments	(602)	666	42,425	5,256

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(391)	13,172	(11,455)	1,088
Affiliate investments	(13,443)	(5,960)	(9,794)	(14,165)
Non-Control / Non-Affiliate investments	(16,194)	8,180	(99,917)	56,575
Net change in unrealized appreciation/(depreciation) from investments	(30,028)	15,392	(121,166)	43,498

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(12,000)	$27,181	$(28,786)	$77,210

NET INVESTMENT INCOME PER SHARE - BASIC	$0.56	$0.42	$1.64	$1.11
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.53	0.40	$1.55	$1.08

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$(0.36)	$1.02	$(0.94)	$3.02
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$(0.36)	$0.94	$(0.94)	$2.77

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	33,098,332	26,641,084	30,506,292	25,569,565
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	36,537,607	29,974,419	33,945,567	28,902,900